EXHIBIT 99.1

HUTCHINSON TECHNOLOGY REPORTS FIRST QUARTER NET INCOME OF $2.2 MILLION

Financial Results Improve on Sequential Growth in Shipments and Revenue

Hutchinson, Minn., Jan. 26, 2010 -- Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported net income of $2.2 million, or $0.09 per diluted share, on net sales of $108.3 million for its fiscal 2010 first quarter ended December 27, 2009.

The company’s fiscal 2010 first quarter gross profit was $20.8 million, or 19 percent of net sales, an increase of $3.3 million or more than 200 basis points compared with the preceding quarter as a result of higher shipment volume and net sales.  Compared with the prior year’s first quarter, gross profit increased by $20.9 million despite an $11.4 million decline in net sales, reflecting the benefits of the company’s fiscal 2009 restructuring and cost reduction actions.  Net income for the fiscal 2010 first quarter included:

•
A non-cash interest expense of $2.1 million resulting from the company’s adoption of Financial Accounting Standards Board guidance for accounting for convertible debt instruments.  As the company previously disclosed, the adoption of this guidance is expected to result in non-cash interest expense of approximately $8.5 million in fiscal 2010.

•
A non-recurring income tax benefit of $2.3 million, primarily due to a recent change in U.S. tax law that enabled the company to carry back some of its net operating losses to prior years and apply for a refund of taxes paid in those years.

Excluding these two items, net income for the fiscal 2010 first quarter would have been $2.0 million, or $0.09 per diluted share.

In the comparable fiscal 2009 period, the company had a net loss of $66.2 million, or $2.88 per share, on net sales of $119.7 million.  The company’s fiscal 2006 through fiscal 2009 financial statements have been adjusted to reflect the required retrospective adoption of the accounting guidance noted above.  Results for the fiscal 2009 first quarter included asset impairment charges of $32.3 million, severance costs of $19.5 million, a $12.2 million gain on the repurchase of $59.9 million par value of the company’s 2.25% Convertible Subordinated Notes due 2010, a $2.4 million net gain related to the valuation of the company’s auction-rate securities portfolio and a non-cash interest expense of $2.1 million related to the retrospective adoption of the accounting guidance noted above.  Excluding these items, the company would have reported a fiscal 2009 first quarter net loss of $26.8 million, or $1.17 per share.

Cash from operations in the fiscal 2010 first quarter totaled $24.0 million and capital expenditures totaled $4.1 million.  During the quarter, the company repurchased $4.5 million of its 2.25% Convertible Subordinated Notes due March 2010, leaving a balance due of $41.1 million.  The company added $15 million to its cash and investments balance, which totaled $242 million at the end of the fiscal 2010 first quarter.

“Our first quarter operating performance benefited from sequential quarter growth in shipments and net sales, as well as the lower costs resulting from our fiscal 2009 restructuring actions,” said Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer.  “In addition, we increased our cash and investments balance while further reducing our debt,” said Fortun.  “To achieve consistent profitability, we will continue to focus on improving our TSA+ production efficiency, expanding TSA+ adoption, establishing operations in Thailand and growing revenue in our BioMeasurement Division.”

Disk Drive Components Division

As previously reported, the company shipped approximately 155 million suspension assemblies in the fiscal 2010 first quarter, up 7 percent from 145 million in the preceding quarter and about flat with the fiscal 2009 first quarter.  Compared with the preceding quarter, shipments of suspension assemblies for 3.5-inch ATA and enterprise applications increased, shipments for 2.5-inch ATA applications were about flat and shipments for 1.8-inch ATA applications declined, as is seasonally typical.

Average selling price in the fiscal 2010 first quarter was 68 cents, compared with 70 cents in the preceding quarter and 76 cents in the fiscal 2009 first quarter.  The decline in fiscal 2010 first quarter average selling price was a result of a competitive pricing environment and the mix of products shipped.

The company’s first quarter shipments of TSA+ suspension assemblies totaled approximately 25 million, up 36 percent from the preceding quarter.  With the increased volume, the company reduced its TSA+ cost per part by approximately 16 percent in the fiscal 2010 first quarter compared with the preceding quarter.  However, the TSA+ cost burden increased to $7.4 million in the fiscal 2010 first quarter from $7.1 million in the preceding quarter due to lower than expected TSA+ yields.

“Our TSA+ yield declined slightly in the first quarter as we began implementing certain process improvements that we expect to create long-term benefits,” said Kathleen Skarvan, president of the Disk Drive Components Division.  “With continued growth in TSA+ suspension assembly volume and improvement in our TSA+ manufacturing efficiencies and yields, we believe we can eliminate the cost burden associated with TSA+ flexure production in the second half of the fiscal year and begin to achieve a cost advantage for TSA+ flexures over current subtractive TSA flexures soon after.”

Skarvan said the company has begun construction of an assembly operation in Thailand and hiring of management and support staff and expects to begin operations there in the second half of calendar 2010.  “The Thailand operation will improve our ability to serve our customers’ operations in Asia and enable us to reduce our labor costs, freight costs and future income taxes,” she said.  Skarvan reaffirmed that the Thai assembly operation will require about $15 million in fiscal 2010 capital spending.

Regarding the outlook for suspension assembly demand and pricing, Skarvan said the company expects demand to closely track the growth in worldwide shipments of disk drives in calendar 2010 and that pricing will remain competitive.  “However, in the March quarter we expect suspension demand to decline in line with historical seasonality based on our understanding of customer build plans and a temporary reduction in suspension assemblies per disk drive,” said Skarvan.

BioMeasurement Division

The company’s BioMeasurement Division reported fiscal 2010 first quarter net sales of $509,000, compared with $624,000 in the preceding quarter and $265,000 in the fiscal 2009 first quarter.  Rick Penn, president of the BioMeasurement Division, attributed the sequential quarter decline in net sales primarily to delays in sales to new customers.

Focusing on year-over-year comparisons, Penn noted that net sales, the number of customers and the installed base of InSpectra™ StO2 Tissue Oxygenation monitors have all doubled or nearly doubled, with the number of customers growing to more than 100 worldwide and the installed base of monitors reaching nearly 250.  “Among our growing customer base, we are focused on educating clinicians regarding the use of InSpectra StO2 in specific clinical situations,” said Penn.  “More than 100 physicians will participate in our Advanced StO2 Education Programs during the first two quarters of fiscal 2010, nearly triple the total number of physicians that participated in all of fiscal 2009.  We are encouraged by the increased demand for this training and believe that as the number of physicians who understand the use and value of StO2 readings in patient care grows, so will the usage of InSpectra StO2 sensors.”  Penn said the division continues to expect fiscal 2010 net sales of $4 million to $6 million.

Hutchinson Technology to Host Conference Call

The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time on Tuesday, January 26.  Individual investors and news media may participate in the conference call live via the webcast.  The webcast will be available through the Investors page on Hutchinson Technology’s web site at www.htch.com/investors.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  The company’s Disk Drive Components Division is a leading worldwide supplier of suspension assemblies for disk drives.  The company’s BioMeasurement Division is focused on bringing to the market new technologies and products that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding demand for and shipments of disk drives and the company’s products, pricing, production capability and costs, assembly operations in Thailand, product commercialization and adoption, customer education, capital expenditures, cost reductions, operating performance and financial results.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to establish an assembly operation in Asia and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT: Chuck Ives Hutchinson Technology Inc. 320-587-1605	MEDIA CONTACT: Connie Pautz Hutchinson Technology Inc. 320-587-1823

(Financial statements follow)

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 27,	December 28,
	2009	2008 (1)

Net sales	$108,256	$119,671

Cost of sales	87,479	119,804

Gross profit (loss)	20,777	(133)

Research and development expenses	5,147	8,883

Selling, general and
administrative expenses	12,501	16,416

Severance and other expenses	-	19,527

Asset impairment charge	-	32,280

Income (loss) from operations	3,129	(77,239)

Interest expense	(4,197)	(4,876)

Interest income	409	1,259

Gain on extinguishment of debt	5	12,175

Other income, net	558	323

Gain on short- and long-term investments	64	2,404

Loss before income taxes	(32)	(65,954)

(Benefit) provision for income taxes	(2,252)	265

Net income (loss)	$2,220	$(66,219)

Basic earnings (loss) per share	$0.10	$(2.88)

Diluted earnings (loss) per share	$0.09	$(2.88)

Weighted-average common
shares outstanding	23,359	22,996

Weighted-average common
and diluted shares outstanding	23,609	22,996

(1) Restated due to the required retrospective adoption of the accounting guidance for convertible debt instruments.

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	December 27,	September 27,
ASSETS	2009	2009 (1)
Current assets:
Cash and cash equivalents	$118,461	$106,391
Short-term investments	101,024	96,316
Trade receivables, net	59,812	63,448
Other receivables	11,851	8,445
Inventories	48,055	46,878
Other current assets	3,177	4,932
Total current assets	342,380	326,410
Long-term investments	22,176	24,316
Property, plant and equipment, net	268,883	279,336
Other assets	5,064	5,425
	$638,503	$635,487

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Current maturities of long-term debt	$97,941	$102,804
Accounts payable	20,750	17,536
Accrued expenses	10,701	11,183
Accrued compensation	13,800	13,139
Total current liabilities	143,192	144,662
Long-term debt, less current maturities	540	946
Convertible subordinated notes	168,515	166,464
Other long-term liabilities	1,361	1,705
Shareholders' investment:
Common stock $.01 par value, 100,000,000 shares
authorized, 23,359,000 and 23,359,000
issued and outstanding	234	234
Additional paid-in capital	419,569	418,572
Accumulated other comprehensive income	2,471	2,503
Accumulated earnings	(97,379)	(99,599)
Total shareholders' investment	324,895	321,710
	$638,503	$635,487

(1) Restated due to the required retrospective adoption of the accounting guidance for convertible debt instruments.

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Thirteen Weeks Ended
	December 27,	December 28,
	2009	2008 (1)
Operating activities:
Net income (loss)	$2,220	$(64,077)
Adjustments to reconcile net income (loss) to
cash provided by operating activities:
Depreciation and amortization	14,836	23,698
Stock-based compensation	997	1,557
Non-cash interest expense	2,051	2,142
Gain on short- and long-term investments	(64)	(2,404)
Impairment of assets	-	32,280
Loss on disposal of assets	147	47
Severance and other expenses	-	19,527
Gain on extinguishment of debt	(5)	(12,175)
Changes in operating assets and liabilities	3,798	35,178
Cash provided by operating activities	23,980	35,773

Investing activities:
Capital expenditures	(4,098)	(11,846)
Purchases of marketable securities	(11,629)	(1,652)
Sales/maturities of marketable securities	9,077	81,811
Cash (used for) provided by investing activities	(6,650)	68,313

Financing activities:
Repayments of long-term debt	(5,260)	(48,110)
Net proceeds from loan	-	59,532
Net proceeds from issuance of common stock	-	541
Cash (used for) provided by financing activities	(5,260)	11,963

Net increase in cash and cash equivalents	12,070	116,049

Cash and cash equivalents at beginning of period	106,391	62,309

Cash and cash equivalents at end of period	$118,461	$178,358

(1) Restated due to the required retrospective adoption of the accounting guidance for convertible debt instruments.

Hutchinson Technology Incorporated
Earnings Per Share Calculation - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 27,	December 28,
	2009	2008 (1)

Net income (loss) (A)	$2,220	$(66,219)
Plus: interest expense on convertible
subordinated notes	-	-
Less: additional profit sharing expense and
income tax provision	-	-
Net income (loss) available to common shareholders (B)	$2,220	$(66,219)

Weighted average common shares outstanding (C)	23,359	22,996
Dilutive potential common shares	250	-
Weighted average common and diluted shares
outstanding (D)	23,609	22,996

Basic earnings (loss) per share [(A)/(C)]	$0.10	$(2.88)
Diluted earnings (loss) per share [(B)/(D)]	$0.09	$(2.88)

(1) Restated due to the required retrospective adoption of the accounting guidance for convertible debt instruments.

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 27,	December 28,
	2009	2008 (1)

Net income (loss) - GAAP	$2,220	$(66,219)
Add asset impairment charge		32,280
Add severance expenses		19,527
Add non-cash interest expense	2,051	2,146
Subtract gain on extinguishment of debt		(12,175)
Subtract gain on short- and long-term investments		(2,404)
Subtract income tax benefit	(2,252)	-
Net income (loss) - Adjusted	$2,019	$(26,845)

Net income per common share – Adjusted:

Basic earnings (loss) per share	$0.09	$(1.17)
Diluted earnings (loss) per share	$0.09	$(1.17)

Weighted average common and common equivalent shares outstanding:

Basic	23,359	22,996
Diluted	23,609	22,996

Net income per common share basic and diluted, is calculated by dividing net income by weighted average common and common equivalent shares outstanding basic and diluted, respectively.

(1)  Restated due to the required retrospective adoption of the accounting guidance for convertible debt instruments.